HollyFrontier Corporation Announces Retirement of Executive Chairman Matthew Clifton
DALLAS, TEXAS, November 15, 2012 – Matthew Clifton announced that he will retire as Executive Chairman of HollyFrontier Corporation (NYSE: HFC) on January 1, 2013. Mr. Clifton is retiring with more than 30 years of service at HollyFrontier.
Mr. Clifton also currently serves as, and will continue to serve as, the Chairman and Chief Executive Officer of Holly Logistic Services, L.L.C., which is a wholly-owned subsidiary of the Company and the general partner of HEP Logistics Holdings, L.P., which is the general partner of Holly Energy Partners, L.P.
“I have decided to retire from my position as Executive Chairman of HollyFrontier in order to have more time to dedicate to certain non-profit organizations,” said Mr. Clifton. “It has been a real honor and pleasure to work at HollyFrontier for 32 years. I have had the opportunity to work with many extraordinary individuals during that time. I look forward to continuing with Holly Energy Partners.”
“The Company is very appreciative of Matt’s 30 plus years of leadership and service to HollyFrontier and its predecessors.” said Michael Jennings, President and Chief Executive Officer of HollyFrontier.
In connection with Mr. Clifton’s retirement, the Board named Mr. Jennings as Chairman of the Board, effective January 1, 2013.
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44 percent interest (including the 2 percent general partner interest) in Holly Energy Partners, L.P.
Contact:
Julia Heidenreich, Investor Relations, (214) 871-3555
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.